Exhibit 21
List of Subsidiaries
AZNA LLC, a Delaware limited liability company
Finisar Shanghai, Inc., a corporation organized under the laws of Shanghai, the People’s Republic of China
Finisar Malaysia Sdn Bhd, a Malaysia corporation
Finisar Singapore Pte. Ltd., a Singapore corporation
Finisar Sales Inc., a Delaware corporation
Finisar Japan Ltd. (KK), a Japanese corporation
Finisar Hong Kong Ltd., a corporation organized under the laws of Hong Kong
Optium, Corporation., a Delaware corporation
Finisar Australia Pty Limited, an Australia corporation
The Waveshaper Company, an Australia corporation
Kailight Photonics, Inc., a Delaware corporation
Finisar Israel Ltd., an Israel corporation
Finisar Technology India Pte. Ltd., an India corporation